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                                                                       EXHIBIT 5

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]






                                 March 22, 2002



Ramco-Gershenson Properties Trust
Suite 200
27600 Northwestern Highway
Southfield, Michigan  48034

                  Re: Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the "Company") -- offering of up to Three Million Four Hundred Fifty Thousand (3,450,000) common shares of beneficial interest, par value one cent ($.01) per share (the "Shares") pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have acted as special Maryland counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-3, filed with the Securities and Exchange Commission (the "Commission") on or about June 26, 1998 (Registration No. 333-57871) (the "Registration Statement") and Amendment No. 1 to the Registration Statement filed or to be filed with the Commission on or about March 22, 2002 (the "Amendment"). The Registration Statement and the Amendment are collectively referred to hereinafter as the "Registration Statement." You have requested our opinion with respect to the matters set forth below.

                  In our capacity as special Maryland counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  (i) the declaration of trust of the Company (the "Declaration of Trust") represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the "Department") on October 2, 1997, Articles Supplementary filed with the Department on October 2, 1997 and Articles of Merger filed with the Department on December 18, 1997 and December 31, 1997;


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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Ramco-Gershenson Properties Trust
March 22, 2002
Page 2

                  (ii) the Bylaws of the Company, adopted as of October 2, 1997 (the "Bylaws");



                  (iii) the Written Consent of Trustees in Lieu of Organization Meeting, dated as of October 2, 1997 (the "Organizational Resolutions");

                  (iv) resolutions adopted by the Board of Trustees of the Company on January 24, 2002, which, among other things, authorized the issuance of the Shares (the "Trustees' Resolutions");

                  (v) the Registration Statement and the related form of prospectus included therein, in substantially the form filed with the Commission pursuant to the Act;

                  (vi) a status certificate of the Department, dated as of March 21, 2002, to the effect that the Company is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

                  (vii) a certificate of Richard D. Gershenson, Executive Vice President and Secretary of the Company, dated as of the date hereof (the "Officer's Certificate"), to the effect that, among other things, the Declaration of Trust, the Bylaws, the Organizational Resolutions and the Trustees' Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer's Certificate; and

                  (viii) such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

                  In reaching the opinions set forth below, we have assumed the following:

                  (a) each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

                  (b) each natural person executing any of the Documents is legally competent to do so;

                  (c) any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Ramco-Gershenson Properties Trust
March 22, 2002
Page 3

                           such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

                  (d) the final number of Shares to be offered and sold by the Company pursuant to the Registration Statement and the final price to be received by the Company for the Shares will have been determined by the Executive Committee (as defined in the Trustees' Resolutions) in accordance with the Trustees' Resolutions prior to the issuance of the Shares; and

                  (e) none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Declaration of Trust relating to restrictions on ownership and transfer of shares of beneficial interest.

                  Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

                  (1) The Company has been duly formed and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

                  (2) The Shares have been duly authorized for issuance by the Company, and the Shares, when issued and delivered in exchange for payment of the consideration therefor, will be validly issued, fully paid and non-assessable.

                  The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

                  This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Ramco-Gershenson Properties Trust
March 22, 2002
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arise in the future and may change the opinions expressed herein after the date hereof.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP